Filed Pursuant to Rule 424(b)(2)

File Number 333-126811

The information in this pricing supplement is not complete and may be changed

Subject to Completion

Preliminary Pricing Supplement dated [•], 2006

Pricing Supplement to the Prospectus dated September 21, 2005 and the Prospectus Supplement dated September 22, 2005

$[•]

BARCLAYS BANK PLC

[•] Note due [•]

Linked to the Performance of the S&P 500® Index

Medium-Term Notes, Series A, No. [•]

Issuer:	Barclays Bank PLC.

Trade Date:	[•], 2006.

Issue Date:	[•], 2006.

Valuation Date:	[•].

Maturity Date:	[•].

Maximum Return:	[•]%.

Leverage Factor:	[•]%.

Coupon:	We will not pay you interest during the term of the Notes.

Underlying Index:	S&P 500( Index (the “Index”).

Sponsor:	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Payment at Maturity:	If you hold your Notes to maturity, for each Note you will receive a cash payment determined as follows:

	(1)	if the final index level on the valuation date is greater than or equal to the initial index level, you will receive the amount determined by the following formula:

		PA +	{min [(LF x PC), MR] x PA} where,

		PA	is the principal amount of your Notes;

		LF	is the leverage factor;

		PC	is the percentage change in the Index; and

		MR	is the maximum return.

	(2)	if the final index level on the valuation date is less than the initial index level, you will receive the amount determined by the following formula:

		PA ×	[FIL/IIL] where,

		PA	is the principal amount of your Notes;

		FIL	is the final index level; and

		IIL	is the initial index level.

Therefore, if the final index level is less than the initial index level, you will lose some or all of your investment in the Notes. In addition, your investment is limited to the maximum return.

Maximum Maturity Payment:	$[•] per Note.

Initial Index Level:	[•], which was the closing index level on the trade date.

Final Index Level:	The closing index level on the valuation date, subject to adjustment as described in this pricing supplement.

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Calculation Agent:	Barclays Bank PLC.

CUSIP Number and ISIN:	06738CKE8 and US06738CKE83.

You may lose some or all of your principal if you invest in the Notes. See “ Risk Factors” beginning on page PS-6 of this pricing supplement for risks relating to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	[•]%	[•]%
Total	$[•]	$[•]	$[•]

Barclays Capital

Pricing Supplement dated [•], 2006

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	1
RISK FACTORS	4
THE INDEX	8
VALUATION OF THE NOTES	11
SPECIFIC TERMS OF THE NOTES	11
USE OF PROCEEDS AND HEDGING	15
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	15

PROSPECTUS SUPPLEMENT

THE BARCLAYS BANK GROUP	S-1
USE OF PROCEEDS	S-1
DESCRIPTION OF MEDIUM-TERM NOTES	S-1
FORM, DENOMINATION AND LEGAL OWNERSHIP OF NOTES	S-5
PAYMENT AND PAYING AGENTS	S-5
RISK FACTORS RELATING TO INDEXED NOTES	S-9
RISK FACTORS RELATING TO NOTES DENOMINATED OR PAYABLE IN OR LINKED TO A NON-U.S. DOLLAR CURRENCY	S-11
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-14
PLAN OF DISTRIBUTION	S-14
VALIDITY OF SECURITIES	S-16

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
PRESENTATION OF FINANCIAL INFORMATION	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
RATIOS OF EARNING TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS AND OTHER APPROPRIATIONS	3
CAPITALIZATION AND INDEBTEDNESS	4
DESCRIPTION OF DEBT SECURITIES	5
DESCRIPTION OF PREFERENCE SHARES	25
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	31
DESCRIPTION OF SHARE CAPITAL	36
TAX CONSIDERATIONS	37
PLAN OF DISTRIBUTION	51
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	54
WHERE YOU CAN FIND MORE INFORMATION	54
FURTHER INFORMATION	55
VALIDITY OF SECURITIES	55
EXPERTS	55
EXPENSES OF ISSUANCE AND DISTRIBUTION	55

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated September 21, 2005, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated September 22, 2005, which supplements the prospectus.

This section summarizes the following aspects of the Notes:

•	What is the Index?

•	What are the Notes and how do they work?

•	What are some of the risks of the Notes?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Notes perform at maturity?

What is the Index?

According to publicly available information, the sponsor publishes information about the Index. The Index is intended to provide an indication of the price movements of the stocks included in the Index. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The Index is currently available on the Bloomberg page “SPX” <INDEX>. For a more detailed description of the Index, see “The Index” below.

What are the Notes and how do they work?

The Notes are medium-term notes that are uncollateralized debt securities and are linked to the performance of the Index. The Notes will be issued in principal amounts of $1,000.

If you hold your Notes to maturity, for each Note you will receive a cash payment determined as follows:

(1)	if the final index level on the valuation date is greater than or equal to the initial index level, you will receive the amount determined by the following formula:

PA + {min [(LF x PC), MR] x PA}

where,

PA	is the principal amount of your Notes;

LF	is the leverage factor;

PC	is the percentage change in the Index; and

MR	is the maximum return.

(2)	if the final index level on the valuation date is less than the initial index level, you will receive the amount determined by the following formula:

PA x [FIL/IIL]

where,

PA	is the principal amount of your Notes;

FIL	is the final index level; and

IIL	is the initial index level.

Therefore, if the final index level is less than the initial index level, you will lose some or all of your investment in the Notes. In addition, your investment is limited to the maximum return.

We will not pay you interest during the term of the Notes.

For a further description of how your payment at maturity will be calculated, see “—How Do the Notes Perform at Maturity?—Hypothetical Examples” below and “Specific Terms of the Notes” in this pricing supplement.

What are some of the risks of the Notes?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Equity Market Risk – The return on the Notes is linked to the performance of the Index. The value of the securities underlying the Index (the “index constituent stocks”) may change unpredictably, affecting the level of the Index and therefore affecting the value of your Notes in unforeseeable ways.

•	Maximum Potential Return at Maturity – The payment at maturity is subject to a cap (or maximum) equal to the maximum return. This means that your investment in the Notes is limited to the maximum return if you hold your Notes to maturity.

•	Appreciation Potential is Limited – If the return on the Index is positive, the leverage factor has the effect of multiplying the return (subject to the maximum return). As a result, the maximum payment at maturity for each $1,000 principal amount of the Notes will be the maximum maturity payment. The return on your investment in the Notes may not perform as well as a direct investment in the Index.

•	No Interest or Dividend Payments – You will not receive any periodic interest payments on the Notes, and you will not receive any dividend payments or other distributions on the index constituent stocks. The Index is a price return index, which means the Index does not reflect the payment or reinvestment of dividends on the index constituent stocks.

•	No Principal Protection – If the final index level is less than the initial index level, you will lose some or all of your investment in the Notes.

•	There May Be Little or No Secondary Market for the Notes – We do not plan to apply to list the Notes on any U.S. securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. Barclays Capital Inc. and other affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

Is this the right investment for you?

The Notes may be a suitable investment for you if:

•	You are willing to hold the Notes to maturity.

•	You are willing to accept the risk of fluctuations in equity securities prices in general and the level of the Index in particular.

•	You believe the level of the Index will, during the term of the Notes, increase substantially and that such increase is unlikely to exceed the maximum return on the Index.

•	You are willing to make an investment that is exposed to the full downside performance risk of the Index.

•	You do not seek current income from this investment.

•	You seek an investment with a return linked to the performance of the Index.

The Notes may not be a suitable investment for you if:

•	You are unable or unwilling to hold the Notes to maturity.

•	You are not willing to be exposed to fluctuations in equity securities prices in general and the level of the Index in particular.

•	You are not willing to make an investment that is exposed to the full downside performance risk of the Index.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

What are the tax consequences?

We intend to treat the Notes as pre-paid cash settled forward contracts and, under this treatment, if you are a U.S. taxpayer, you generally would recognize gain or loss at the maturity date or upon a sale, exchange or other disposition of a Note equal to the difference between the amount realized and your basis in the Note. Any such gain upon the maturity, sale, exchange or other disposition of a Note will generally constitute capital gain. Any loss from the maturity, sale, exchange or other disposition of a Note will generally constitute a capital loss. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain, and other tax treatments

2

are possible. For example, if the Notes are treated as contingent payment debt instruments, you would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Notes generally would be treated as ordinary income.

Because the treatment of the Notes for federal income tax purposes is uncertain, we urge you to consult your own tax advisor as to the tax consequences to you of your investment in the Notes. For more details see “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

How do the Notes perform at maturity?

Set forth below is an explanation of how to calculate the payment on the Notes at maturity.

If you hold your Notes to maturity, for each Note you will receive a cash payment determined as follows:

(1)	if the final index level on the valuation date is greater than or equal to the initial index level, you will receive the amount determined by the following formula:

PA + {min [(LF x PC), MR] x PA} where,

PA	is the principal amount of your Notes;

LF	is the leverage factor;

PC	is the percentage change in the Index; and

IIL	is the initial index level.

Therefore, if the final index level is less than the initial index level, you will lose some or all of your investment in the Notes. In addition, your investment is limited to the maximum return.

3

Hypothetical Examples

The following examples are provided for illustration purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the initial index level. We cannot predict the final index level. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial index level used in the illustrations below is not the actual initial index level. You should not take these examples or the data included in the charts contained in “The Index” below as an indication or assurance of the expected performance of the Index.

Assumptions:

Initial Index Level	Principal Amount	Leverage Factor	Maximum Return
1,300.00	$1,000.00	300%	18%

Example 1: the final index level is greater than the initial index level and the percentage change in the Index during the term of the Notes is 7%:

Final Index Level	Percentage Change in Index	Payment at Maturity	Return on Principal
1,391.00	7.00%	$1,180.00	18.00%

In this case, the final index level is greater than the initial index level and the percentage change in the Index is 7%. When the 7% percentage change is multiplied by the leverage factor, the resulting return is 21%. Because the Notes are subject to a maximum return of 18% on the principal amount, however, you would receive $1,180 at maturity.

Example 2: the final index level is greater than the initial index level and the percentage change in the Index during the term of the Notes is 2%:

Final Index Level	Percentage Change in Index	Payment at Maturity	Return on Principal
1,326.00	2.00%	$[1,060.00]	[6.00]%

In this case, the final index level is greater than the initial index level and the percentage change in the Index is 2%. When the percentage change is multiplied by the leverage factor, the resulting return would be 6%.

Example 3: the final index level is less than the initial index level and the percentage change in the Index during the term of the Notes Is -5%:

Final Index Level	Percentage Change in Index	Payment at Maturity	Return on Principal
1,235.00	–5.00%	$950.00	–5.00%

In this case, the final index level is lower than the initial index level and the percentage change in the Index is -5%. As a result, you would receive 95% of your principal amount at maturity.

Return Profile at Maturity

The table set forth below shows the hypothetical return of a $1,000 investment in the Notes based upon returns on the Index that range from 100% depreciation to 100% appreciation from the initial index level. The table assumes a leverage factor of 300% and a maximum return of 18%. These hypothetical returns assume that the initial index level was 1,300.00. The following table is provided for illustration purposes only and is hypothetical. The assumptions we have made in connection with the table set forth below may not reflect actual events, and the hypothetical initial index level used in the table below is not the actual initial index level. You should not take the data included in the table below as an indication or assurance of the expected performance of the Index.

Final Index Level	% Appreciation/ Depreciation of Index	Payment at Maturity	Return on Principal
2,600.00	100%	$1,180.00	18%
2,535.00	95%	$1,180.00	18%
2,470.00	90%	$1,180.00	18%
2,405.00	85%	$1,180.00	18%
2,340.00	80%	$1,180.00	18%
2,275.00	75%	$1,180.00	18%
2,210.00	70%	$1,180.00	18%
2,145.00	65%	$1,180.00	18%
2,080.00	60%	$1,180.00	18%
2,015.00	55%	$1,180.00	18%
1,950.00	50%	$1,180.00	18%
1,885.00	45%	$1,180.00	18%
1,820.00	40%	$1,180.00	18%
1,755.00	35%	$1,180.00	18%
1,690.00	30%	$1,180.00	18%
1,625.00	25%	$1,180.00	18%
1,560.00	20%	$1,180.00	18%
1,495.00	15%	$1,180.00	18%
1,430.00	10%	$1,180.00	18%
1,365.00	5%	$1,150.00	15%
1,300.00	0%	$1,000.00	0%
1,235.00	–5%	$ 950.00	–5%
1,170.00	–10%	$ 900.00	–10%
1,105.00	–15%	$ 850.00	–15%
1,040.00	–20%	$ 800.00	–20%
975.00	–25%	$ 750.00	–25%
910.00	–30%	$ 700.00	–30%
845.00	–35%	$ 650.00	–35%
780.00	–40%	$ 600.00	–40%
715.00	–45%	$ 550.00	–45%
650.00	–50%	$ 500.00	–50%
585.00	–55%	$ 450.00	–55%
520.00	–60%	$ 400.00	–60%
455.00	–65%	$ 350.00	–65%
390.00	–70%	$ 300.00	–70%
325.00	–75%	$ 250.00	–75%
260.00	–80%	$ 200.00	–80%
195.00	–85%	$ 150.00	–85%
130.00	–90%	$ 100.00	–90%
65.00	–95%	$ 50.00	–95%
0.00	–100%	$ 0.00	–100%

RISK FACTORS

The Notes are unsecured obligations of Barclays Bank PLC and are not secured debt. The Notes are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of the Index. Investing in the Notes is not equivalent to investing directly in the index constituent stocks or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes are fully exposed to any decline in the level of the Index and you may lose some or all of your investment.

If the final index level is less than the initial index level, we will pay you less than the principal amount of your investment in the Notes at maturity. This will be true even if the level of the Index as of some date or dates prior to the valuation date may have been above the initial index level, because the payment at maturity will be calculated only on the basis of the final index level on the valuation date. You should therefore be prepared to realize no return on your Notes during their term or even a loss of all of the principal.

Your maximum gain on the Notes at maturity is limited to the maximum return.

Your payment at maturity is based on the return of the Index, which if positive, is subject to the maximum return. As a result, the maximum payment at maturity for each $1,000 principal amount of the Notes will be the maximum maturity payment regardless of the positive percentage increase of the final index level.

Your yield may be lower than the yield on a standard debt security of comparable maturity.

You will not receive periodic payments of interest on the Notes as there would be on a conventional fixed-rate or floating rate debt security having the same maturity date and issuance date as the Notes. The effective yield to maturity of the Notes will therefore be less than that which would be payable on such a conventional fixed-rate or floating rate debt security. As such, the return of each Note at maturity may not compensate you for any opportunity cost implied by inflation and other factors relating to the time value of money.

You will not have rights in the index constituent stocks.

As a holder of the Notes, the return on your Notes will not reflect the return you would have realized if you had owned and held the index constituent stocks for a similar period because the payment amount at maturity will be determined without taking into consideration the value of any dividends that may be paid on the index constituent stocks. In addition, you will not receive any dividend payments or other distributions on the index constituent stocks, and you will not have voting rights or any other rights that holders of the index constituent stocks may have.

The market value of the Notes may be influenced by many unpredictable factors, including volatile prices of the index constituent stocks.

The market value of your Notes may fluctuate between the date you purchase them and the valuation date. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include:

•	the volatility of the Index;

•	the time remaining to the maturity of the Notes;

•	the supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any other market maker;

•	the general interest rate environment;

•	economic, financial, political, regulatory, geographical, biological or legal events that affect the level of the Index;

•	changes in the volatility of the Index; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

The tax consequences of an investment in these Notes is uncertain.

The United States federal income tax consequences of your investment in a Note are uncertain, as to both the timing and character of any inclusion in income in respect of your Notes. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below, and the section “Tax Considerations” in the accompanying prospectus.

Historical values of the Index should not be taken as an indication of the future performance of the Index during the term of the Notes.

The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical values of the Index. As a result, it is impossible to predict whether you will earn any return on the Notes or whether you will lose some or all of your investment.

The Notes may not be a suitable investment for you.

The Notes may not be a suitable investment for you if you are unable or unwilling to hold the Notes to maturity; you are not willing to be exposed to fluctuations in equity securities prices in general and the level of the Index in particular; you prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; you seek current income from your investment; or you seek a guaranteed return of principal.

Changes in our credit ratings may affect the market value of your Notes.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Notes, and are not indicative of the market risk associated with the Notes or the Index. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Notes. However, because the return on your Notes is dependent upon certain factors in addition to our ability to pay our obligations on your Notes, an improvement in our credit ratings will not reduce the other investment risks related to your Notes.

Your return will not reflect dividends.

The amount that you will receive at maturity does not reflect the payment of dividends on the index constituent stocks since the Index is calculated by reference to the prices of the index constituent stocks without taking into consideration the value of dividends paid on those stocks. Therefore, the yield to maturity based on the methodology for calculating the payment that you will receive at maturity will not be the same yield as would be produced if such index constituent stocks were purchased and held for the same period.

Changes in interest rates are likely to affect the market value of your Notes.

We expect that the market value of your Notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your Notes and a traditional debt security to different degrees. In general, if U.S. interest rates increase, we expect that the value of your Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the market value of your Notes will increase.

You will not receive interest payments on the Notes.

You will not receive any periodic interest payments on the Notes, and at maturity you may not receive any return on the Notes and may lose some or all of your investment.

There may be little or no secondary market for the Notes; sales in the secondary market may result in significant losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. Barclays Capital Inc. and other affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Notes, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and, as a result you may suffer substantial losses. You should be willing to hold the Notes to maturity.

If the prices of the index constituent stocks change, the market value of the Notes may not change in the same manner.

The market value of the Notes may not have a direct relationship with the Index level or price of the index constituent stocks, and changes in the Index level or price of the index constituent stocks may not result in a comparable change in the market value of the Notes.

Trading and other transactions by Barclays Bank PLC or its affiliates in the index constituent stocks, futures, options, exchange-traded funds or other derivative instruments on the Index or the index constituent stocks may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more affiliates may hedge our obligations under the Notes by purchasing index constituent stocks, futures or options on the Index or index constituent stocks, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of index constituent stocks or the level of the Index, and we may adjust these hedges by, among other things, purchasing or selling index constituent stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked to the Index or the index constituent stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the value of the index constituent stocks and, therefore, the level of the Index or the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in index constituent stocks, futures or options on the Index or index constituent stocks, exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of the index constituent stocks or the level of the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the value of the index constituent stocks and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of such instruments. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

The policies of the Sponsor may adversely affect the value of your Notes.

The policies of the Sponsor concerning the calculation of the level of the Index and additions, deletions or substitutions of index constituent stocks could affect the value of the Index and, therefore, your payment at maturity and the market value of your Notes. The amount payable on your Note and its market value could also be affected if the Sponsor changes these policies, for example, by changing the manner in which it calculates the level of the Index, or if it discontinues or suspends calculation of the level of the Index, in which case it may become difficult to determine the amount payable at maturity or the market value of your Notes. The Sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interest as a holder of the Notes in taking any actions that might affect the value of your Notes.

Barclays Bank PLC has a non-exclusive right to use the Index.

We have been granted a non-exclusive right to use the Index and related trademarks in connection with the Notes. If we breach our obligations under the license, the Sponsor will have the right to terminate the license. If the Sponsor chooses to terminate its license agreement, we may have the right to use the Index and related trademarks in connection with the Notes until their maturity if we cure our breach within any applicable grace period for the license agreement in accordance with its terms. If we fail to cure this breach or the license agreement otherwise terminates, it may become difficult for us to determine the payment at maturity in respect of the Notes. The calculation agent in this case will determine the closing index level in its sole discretion.

Our business activities may create conflicts of interest.

As noted above, we and our affiliates expect to engage in trading activities related to the index constituent stocks, futures or options on index constituent stocks or the Index, or other derivative instruments with returns linked to the performance of index constituent stocks or the Index that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes. Moreover, we or our affiliates have published and in the future expect to publish research reports with respect to some or all of the index constituent stocks or the Index or equities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us or our affiliates may affect the market price of the index constituent stocks and the level of the Index and, therefore, the market value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

We or our affiliates may presently or from time to time engage in business with one or more of the issuers of index constituent stocks. This business may include extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, we or our affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates may publish research reports about these companies. We do not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the issuers of index constituent stocks. Any prospective purchaser of the Notes should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the issuers of index constituent stocks does not reflect any investment or sell recommendations of Barclays Bank PLC or its affiliates.

Barclays Bank PLC and its affiliates have no affiliation with the Sponsor and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with the Sponsor in any way and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Index. The Sponsor is not under any obligation to continue to calculate the Index or required to calculate any successor index. If the Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Notes – Market Disruption Event” and “–Adjustments to the Index” in this pricing supplement.

All disclosure in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. Neither we nor any of our affiliates assumes any responsibility for the accuracy or completeness of that information. You, as an investor in the Notes, should make your own investigation into the Index and the Sponsor. The Sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

There may be potential conflicts of interest.

We and our affiliates play a variety of roles in connection with the issuance of the Notes. Initially, Barclays Bank PLC will serve as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes – Role of calculation agent” in this pricing supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone the determination of the final index level or the maturity date if a market disruption event occurs on the valuation date.

The determination of the final index level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date. If such a postponement occurs, then the calculation agent will instead use the closing index level on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the valuation date for the Notes be postponed by more than five business days. As a result, the maturity date for the Notes could also be postponed, although not by more than five business days. If the valuation date is postponed to the last possible day, that day will nevertheless be the valuation date. If a market disruption event is occurring on the last possible valuation date, the calculation agent will make a good faith estimate in its sole discretion of the closing index level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Notes—Market Disruption Event” in this pricing supplement.

If a market disruption event results in the deferral of the payment at maturity beyond the stated maturity date, no penalty interest will accrue or be payable on the deferred payment.

The calculation agent can modify the determination of the closing level of the Index.

The method of determining the closing index level may be adjusted by the calculation agent from time to time upon the occurrence of certain extraordinary events. For example, if the calculation agent determines that the Index, or the method of calculating the Index has changed at any time in any material respect, then the calculation agent can make such adjustments to the Index or its method of calculation as it believes are appropriate to ensure that any closing index level is equitable. See “Specific Terms of the Notes – Adjustments to the Index” in this pricing supplement. Such changes could adversely affect the anticipated payment at maturity and, consequently, the value of the Notes.

THE INDEX

We have derived all information regarding the Index contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Sponsor. We do not assume any responsibility for the accuracy or completeness of such information. The Sponsor has no obligation to continue to publish the Index, and may discontinue publication of the Index.

General

The Sponsor publishes the Index. The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of May 31, 2006, 425 companies, or 86.3% of the Index, traded on the New York Stock Exchange and 75 companies, or 13.7% of the Index, traded on The Nasdaq Stock Market. The Sponsor chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which the Sponsor uses as an assumed model for the composition of the total market. Relevant criteria employed by the Sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies included in each group, as of May 31, 2006, indicated in parentheses: Consumer Discretionary (87), Consumer Staples (40), Energy (29), Financials (86), Health Care (56), Industrials (53), Information Technology (78), Materials (31), Telecommunication Services (9) and Utilities (31). The Sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

The Sponsor calculates the Index by reference to the prices of the stocks underlying the Index without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the index constituent stocks and received the dividends paid on such stocks.

Computation of the Index

The Sponsor currently computes the Index as of a particular time as follows:

•	the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the “market value” of that stock);

•	the market values of all component stocks as of that time are aggregated;

•	the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

•	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

•	the current aggregate market value of all component stocks is divided by the base value; and

•	the resulting quotient, expressed in decimals, is multiplied by ten.

While the Sponsor currently employs the above methodology to calculate the Index, no assurance can be given that the Sponsor will not modify or change this methodology in a manner that may affect the amount payable to beneficial owners of the Notes upon maturity or otherwise.

The Sponsor adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by the Sponsor to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

•	the issuance of stock dividends;

•	the granting to shareholders of rights to purchase additional shares of stock;

•	the purchase of shares by employees pursuant to employee benefit plans;

•	consolidations and acquisitions;

•	the granting to shareholders of rights to purchase other securities of the issuer;

•	the substitution by the Sponsor of particular component stocks in the Index; or

•	other reasons.

In these cases, the Sponsor first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X	New Market Value	= Old Market Value
New Base Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither Barclays Bank PLC nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. The Sponsor does not guarantee the accuracy or the completeness of the Index or any data included in the Index. The Sponsor assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. The Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

Historical Performance

The chart below shows the closing index level at each month end from January 31, 2000 through May 31, 2006. The historical levels of the Index should not be taken as an indication of future performance. The closing level of the Index as of June 1, 2006 was 1270.22.

Date	Index at Close
01/31/00	1394.46
02/29/00	1366.42
03/31/00	1498.58

04/28/00	1452.43
05/31/00	1420.60
06/30/00	1454.60
07/31/00	1430.83
08/31/00	1517.68
09/29/00	1436.51
10/31/00	1429.40
11/30/00	1314.95
12/29/00	1320.28
01/31/01	1366.01
02/28/01	1239.94
03/30/01	1160.33
04/30/01	1249.46
05/31/01	1255.82
06/29/01	1224.42
07/31/01	1211.23
08/31/01	1133.58
09/28/01	1040.94
10/31/01	1059.78
11/30/01	1139.45
12/31/01	1148.08
01/31/02	1130.20
02/28/02	1106.73
03/29/02	1147.39
04/30/02	1076.92
05/31/02	1067.14
06/28/02	989.82
07/31/02	911.62
08/30/02	916.07
09/30/02	815.28
10/31/02	885.76
11/29/02	936.31
12/31/02	879.82
01/31/03	855.70
02/28/03	841.15
03/31/03	848.18
04/30/03	916.92
05/30/03	963.59
06/30/03	974.50
07/31/03	990.31
08/29/03	1008.01
09/30/03	995.97
10/31/03	1050.71
11/28/03	1058.20
12/31/03	1111.92
01/30/04	1131.13
02/27/04	1144.94
03/31/04	1126.21
04/30/04	1107.30
05/31/04	1120.68
06/30/04	1140.84
07/30/04	1101.72
08/31/04	1104.24
09/30/04	1114.58
10/29/04	1130.20
11/30/04	1173.82
12/31/04	1211.92
01/31/05	1181.27
02/28/05	1203.60
03/31/05	1180.59
04/29/05	1156.85
05/31/05	1191.50
06/30/05	1191.33
07/29/05	1234.18
08/31/05	1220.33
9/30/05	1,228.81
10/31/05	1,207.01
11/30/05	1,249.48
12/30/05	1,248.29
1/31/06	1,280.08
2/28/06	1,280.66
3/31/06	1,294.83
4/30/06	1310.61
5/31/06	1270.09

Source: Bloomberg Financial Services

License Agreement

The Sponsor and Barclays Bank PLC have entered into a non-exclusive license agreement providing for the license to Barclays Bank PLC, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by the Sponsor, in connection with securities, including the Notes.

The license agreement between the Sponsor and Barclays Bank PLC provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw-Hill, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Notes. S&P has no obligation to take the needs of Barclays Bank PLC

12

or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500”, and “500” are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Notes.

VALUATION OF THE NOTES

The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other factors. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand for the Notes, the volatility of the index constituent stocks, economic, financial, political, regulatory, or judicial events that affect the level of the Index, as well as the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Notes prior to maturity.

SPECIFIC TERMS OF THE NOTES

In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Form, Denomination and Legal Ownership of Notes” in the accompanying prospectus supplement and “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, the prospectus supplement and any relevant free writing prospectus and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market resale transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

Coupon

We will not pay you interest during the term of the Notes.

Payment at Maturity

If you hold your Notes to maturity, for each Note you will receive a cash payment determined as follows:

(1)	if the final index level on the valuation date is greater than or equal to the initial index level, you will receive the amount determined by the following formula:

PA + {min [(LF x PC), MR] x PA}

where,

PA is the principal amount of your Notes;

LF is the leverage factor;

PC is the percentage change in the Index; and

MR is the maximum return.

(2)	if the final index level on the valuation date is less than the initial index level, you will receive the amount determined by the following formula:

PA x [FIL/IIL]

where,

PA	is the principal amount of your Notes;

FIL	is the final index level; and

IIL	is the initial index level.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If a market disruption event (as described below) occurs on the valuation date stated on the cover of this pricing supplement, then the maturity date will be the third business day following the valuation date. The calculation agent may postpone the valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the valuation date. We describe market disruption events under “—Market Disruption Event” below.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Modified Following Business Day

Any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, unless that day falls in the next calendar month, in which case the payment date will be the first preceding day that is a business day (with the same effect as if paid on the original due date).

Valuation Date

The valuation date will be the valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date for the Notes be postponed by more than five business days.

Closing Index Level

The closing index level on any day during the term of the Notes will be the closing level of the Index as determined by the calculation agent based upon the determinations with respect thereto made by the Sponsor and displayed on Bloomberg page “SPX” <INDEX> or on Reuters as GSPC.

Market Disruption Event

As set forth under “—Payment at Maturity”, the calculation agent will determine the final index level on the valuation date. As described above, the valuation date may be postponed and thus the determination of the final index level may be postponed if the calculation agent determines that, on the valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing index level on the following business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the final index level be postponed by more than five business days.

If the determination of the level of the Index is postponed by five business days, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the final index level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing index level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

•	A suspension, absence or material limitation of trading in stocks constituting 20% or more, by weight, of the Index on their respective markets;

•	A suspension, absence or material limitation of trading in options or futures contracts relating to the Index constituting 20% or more, by weight, of the Index on their respective markets;

•	A material change in the formula for or the method of calculating the level of the Index;

•	A material change in the content, composition or constitution of the Index; or

•	The level for the Index is not published.

The following events will not be market disruption events:

•	a limitation on the hours or number of days of trading that results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any index constituent stocks.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Event of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Notes on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A–1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P–1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Adjustments to the Index

If the Sponsor discontinues publication of the Index and the Sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the Index, then the calculation agent will determine the amount payable at maturity by reference to that substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index or the successor index is not available to us or the calculation agent, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index is changed at any time in any respect, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or the method of its calculation as it believes are appropriate to ensure that any closing index level is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the Index may be made by the calculation agent in its sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Notes will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Role of calculation agent

Initially, we will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will, in its sole discretion and acting in good faith, make all determinations regarding the value of the Notes, including at maturity, market disruption events, business days, the default amount, the initial index level, the final index level, the maturity date, the amount payable in respect of your Notes at maturity, or any other calculation or determination to be made by the calculation agent as specified herein. Absent manifest error or a failure to act in good faith, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below. In particular, we may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments linked to the Index or index constituent stocks,

•	acquire or dispose of long or short positions in index constituent stocks,

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures or other in instruments designed to track the performance of the Index, or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the valuation date. That step may involve sales or purchases of some or all of the index constituent stocks, or listed or over-the-counter options, futures or other instruments linked to the Index or index constituent stocks.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Risk Factors” in this pricing supplement for a discussion of these adverse effects.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•	a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only beneficial holders that purchase Notes at initial issuance and beneficially own such Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts, or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; mutual funds or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre-paid cash settled forward contracts with respect to the Index. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Tax Treatment of U.S. Holders

A U.S. Holder’s tax basis in a Note generally will equal the U.S. Holder’s cost for the Note. Upon receipt of cash upon maturity and upon the sale, exchange or other disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or on the sale, exchange or other disposition and the U.S. Holder’s tax basis in the Note. Any such gain upon the maturity, sale, exchange or other disposition of a Note generally will constitute capital gain. Capital gain of non-corporate taxpayers from the maturity, sale, exchange or other disposition of a Note held for more than one year may be eligible for reduced rates of taxation. Any loss from the maturity, sale, exchange or other disposition of a Note will generally constitute a capital loss. The deductibility of capital losses is subject to limitations.

Alternative Characterizations and Treatments

Although we intend to treat each Note as a pre-paid cash-settled forward contract as described above, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for federal income tax purposes. For example, the Notes could be treated as “contingent payment debt instruments” for federal income tax purposes. In this event, a U.S. Holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Notes generally would be treated as ordinary income. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to pre-paid forward contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts. If the Internal Revenue Service (the “IRS”) or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid forward contracts, it is possible that a U.S. Holder could be required to accrue income over the term of the Notes. In addition, it is possible that the Notes could be treated as representing an ownership interest in the Index for federal income tax purposes, in which case a U.S. Holder’s federal income tax treatment could be different than described above. Finally, other alternative federal income tax characterizations or treatments of the Notes are possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes.

Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

U.S. Federal Tax Treatment of Non-U.S. Holders of Notes

In general, payments on the Notes to a Non-U.S. Holder and gain realized on the sale, exchange or retirement of the Notes by a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, unless (i) such income is effectively connected with a trade or business conducted by such Non U.S.-Holder in the United States, (ii) in the case of gain, such Non-U.S. Holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or (iii) such Non-U.S. Holder fails to provide the relevant correct, complete and executed IRS Form W-8 that eliminates U.S. federal withholding tax.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the noteholder complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the noteholder’s federal income tax, provided the noteholder makes a timely filing of an appropriate tax return or refund claim. Reports will be made to the IRS and to noteholders that are not exempt from the reporting requirements.

$[•]

BARCLAYS BANK PLC

[•] NOTE DUE [•]

LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX

PRICING SUPPLEMENT

[•], 2006

(TO PROSPECTUS DATED SEPTEMBER 21, 2005 AND

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 22, 2005)

Barclays Capital